Exhibit 99
News From:
For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 129
KAYDON CORPORATION REPORTS 44.7 PERCENT GROWTH IN DILUTED EARNINGS PER SHARE FOR 2006 THIRD QUARTER; RECORD THIRD QUARTER SALES WERE UP 16.1 PERCENT COMPARED TO LAST YEAR AND OPERATING INCOME GREW 42.8 PERCENT; OPERATING MARGIN OF 25.0 PERCENT IMPROVED 470 BASIS POINTS IN THE QUARTER
Ann Arbor, Michigan – October 27, 2006
     Kaydon Corporation (NYSE:KDN) today announced its financial results for the third quarter ended September 30, 2006. Sales of continuing operations increased 16.1 percent to a third quarter record $99.7 million. Operating income from continuing operations of $24.9 million equaled 25.0 percent of sales. After tax income from continuing operations increased 50.8 percent, and diluted earnings per share of $.55 were up 44.7 percent, compared with the third quarter of last year.
Highlights – Continuing Operations – Third Quarter 2006
•	The Company achieved record third quarter sales of $99.7 million, an increase of 16.1 percent compared to $85.9 million during last year’s third quarter.

•	Operating income equaled $24.9 million, or 25.0 percent of sales, an increase of 42.8 percent compared to $17.4 million, or 20.3 percent of sales, last year.

•	After tax income equaled $17.6 million, or 17.6 percent of sales, compared to $11.6 million, or 13.6 percent of sales, last year.

•	Diluted earnings per share increased 44.7 percent to $.55, versus $.38 last year.

•	Order entry during the quarter equaled $93.2 million, resulting in a quarter-end backlog of $155.0 million versus $127.2 million at the end of last year’s third quarter.

•	EBITDA was $29.1 million, equal to 29.2 percent of sales, and covered interest expense by 12.2 times. EBITDA for the latest twelve months ended September 30, 2006 totaled $111.5 million.

•	Cash and cash equivalents equaled $349.5 million at the end of the third quarter.
     Brian P. Campbell, President and Chief Executive Officer commented, “The excellent sales growth and positive earnings momentum we experienced during the third quarter reflect not only continued strong demand for our performance critical products that meet demanding customer needs, but also the operational execution of the Kaydon Team.”
     In commenting further, Mr. Campbell said, “Kaydon’s operational excellence initiatives, our proprietary product positions, and our strong financial resources will provide us with further opportunities to enhance both internal and external growth. Our current order backlog and incoming order flow make us highly confident that we will achieve record annual sales in 2006. Looking beyond the fourth quarter, we are confident that Kaydon will continue its sales and earnings growth in 2007. Company-wide manufacturing efficiency initiatives, together with expanded productive capacity, and new product development and market share programs, will all support our growth and operating performance going forward.”
Additional Data on Third Quarter 2006 Results
     Sales of continuing operations during the third quarter of 2006 equaled a record $99.7 million, a 16.1 percent increase compared to $85.9 million during the third quarter of 2005. Increased sales were experienced across most of the Company’s product lines, including specialty bearings, linear deceleration products, sealing products, air and liquid filtration products, specialty ball products, and metal forming equipment.
     Gross profit from continuing operations equaled $40.9 million or 41.0 percent of sales for the third quarter of 2006 as compared to $32.3 million or 37.7 percent of sales for the third quarter of 2005. This 26.4 percent increase in third quarter 2006 gross profit was the result of not only increased sales volume and favorable product mix, but also the leverage achieved due to the effects of the Company’s ongoing operating efficiency initiatives.
     Selling, general, and administrative (“SG&A”) expenses of continuing operations, equaled $16.0 million or 16.1 percent of sales during the third quarter of 2006 as compared to $14.9 million or 17.4 percent of sales during the third quarter of 2005. SG&A expenses during this year’s third quarter were favorably impacted by an insurance refund and by a reduction of environmental reserves, totaling approximately $0.8 million.
     Operating income from continuing operations increased 42.8 percent, to $24.9 million, in the third quarter of 2006, equal to 25.0 percent of sales, compared to $17.4 million, or 20.3 percent of sales, in the third quarter of 2005.
     Interest income increased to $4.4 million during the third quarter of 2006, compared with $2.4 million during the third quarter of 2005.
     Primarily as the result of a $0.5 million tax benefit related to the Company’s disposition for book value of an idle facility during the quarter, the effective tax rate for the third quarter of 2006 for continuing operations was 34.6 percent. The effective tax rate during the third quarter last year was 33.3 percent, primarily due to the higher U.S. federal tax benefit of the Extraterritorial Income Exclusion, which has been partially phased out this year. The Company currently expects the effective tax rate for the fourth quarter and full year 2006 to be approximately 35.0 percent.
     Income from continuing operations for the third quarter of 2006 was $17.6 million or $.55 per share on a diluted basis, based on 34.8 million common shares outstanding. During the third quarter of 2005 Kaydon generated income from continuing operations of $11.6 million or $.38 per share on a diluted basis, based on 34.7 million common shares outstanding.
     Income from discontinued operations for the third quarter 2005 equaled $25.5 million, including the after tax gain of $25.4 million on the sale of the Power and Data Transmission Products Group. Diluted earnings per share from discontinued operations for the third quarter 2005 were $.74, based on 34.7 million common shares outstanding.
     Reflecting continued strength in many of the key markets that Kaydon serves, order entry during the third quarter of 2006 equaled $93.2 million, compared to $87.5 million during the third quarter of 2005. Orders are historically lower during the third quarter of each year due to seasonal business patterns. Backlog equaled $155.0 million at the end of the third quarter 2006, a 21.8 percent increase compared to a backlog of continuing operations of $127.2 million at the end of the third quarter 2005.
     Net cash flow from operating activities during the third quarter 2006 improved to $17.5 million, or 17.5 percent of sales, compared to third quarter 2005 cash flow from operations of $13.0 million, or 15.1 percent of sales, primarily as a result of increased net income from continuing operations. During the third quarter 2006, the Company paid common stock dividends of $3.4 million and invested $7.8 million in net capital expenditures, $5.5 million of which was the Company’s initial investment in its major expansion program to increase capacity to serve the rapidly growing wind energy market. As was previously announced, the Company intends to maintain its leadership position in the supply of specialty bearings utilized in this important end-market by investing a total of approximately $30.0 million in this project. Following the investment during the third quarter, the Company will invest a total of approximately $24.5 million more by the end of 2007. The Company’s cash and cash equivalents equaled $349.5 million at September 30, 2006.
     Beginning in this year’s fourth quarter and extending into 2009, the Company plans to invest a total of approximately $7.5 million to increase capacity to serve the demanding medical and security equipment markets with performance-critical specialty bearing assemblies. The Company believes that its sales to these fast growing markets will continue to provide additional significant growth opportunities going forward.
     Primarily as a result of increased capital expenditures associated with the wind energy project, free cash flow, defined as net cash flow from operating activities less capital expenditures, equaled $9.6 million during the third quarter 2006, as compared to $11.3 million during the third quarter 2005. Free cash flow for the last twelve months ended September 30, 2006 totaled $44.3 million. Readers should refer to the attached

Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     Depreciation and amortization of continuing operations equaled $4.2 million during the third quarter of 2006, compared to $4.1 million during the comparable period last year.
     EBITDA from continuing operations, or earnings before interest, taxes, depreciation and amortization, equaled $29.1 million, or 29.2 percent of sales, during the third quarter 2006, as compared to $21.5 million, or 25.0 percent of sales, during the third quarter 2005, and covered third quarter interest expense by 12.2 times. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
     Sales from continuing operations during the first three quarters of 2006 increased $38.9 million, or 14.7 percent, to $303.8 million, compared with the comparable period in 2005. Operating income increased $24.0 million, or 47.4 percent, to $74.7 million. Aided by higher interest income, after tax income from continuing operations and diluted earnings per share for the first three quarters of 2006 were up 61.4 percent and 52.8 percent, respectively, compared with the first three quarters of 2005. EBITDA during the first three quarters of 2006 equaled $87.7 million, a 39.4 percent increase compared with the same period in 2005. Order entry during the first three quarters of 2006 equaled $308.6 million, an 8.1 percent increase compared with the comparable period in 2005.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #
     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a third quarter 2006 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-866-564-7431 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrznrmsnvrnnzs or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “3Q 2006 Earnings Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, November 3, 2006 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 5462864.

     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “potential,” “projects,” “approximately,” “looking forward to” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it does not guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.
     Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
Net sales	$99,676,000	$85,870,000	$303,845,000	$264,905,000
Cost of sales	58,795,000	53,532,000	177,824,000	163,051,000

Gross profit	40,881,000	32,338,000	126,021,000	101,854,000
Selling, general, and administrative expenses	16,011,000	14,921,000	51,356,000	51,211,000

Operating income from continuing operations	24,870,000	17,417,000	74,665,000	50,643,000
Interest income	4,363,000	2,442,000	11,686,000	5,702,000
Interest expense	(2,390,000)	(2,389,000)	(7,189,000)	(7,203,000)

Income from continuing operations before income taxes	26,843,000	17,470,000	79,162,000	49,142,000
Provision for income taxes	9,285,000	5,825,000	27,311,000	17,020,000

Income from continuing operations	17,558,000	11,645,000	51,851,000	32,122,000
Income from discontinued operations before income taxes (including in 2005 the gain on disposal of $41.0 million)	—	41,206,000	—	43,943,000
Provision for income taxes	—	15,667,000	—	16,584,000

Income from discontinued operations	—	25,539,000	—	27,359,000

Net income	$17,558,000	$37,184,000	$51,851,000	$59,481,000

Weighted average common shares outstanding
Basic	27,819,000	27,763,000	27,833,000	27,809,000
Diluted	34,758,000	34,663,000	34,770,000	34,726,000

Earnings per share — continuing operations
Basic	$0.63	$0.42	$1.86	$1.16

Diluted	$0.55	$0.38	$1.62	$1.06

Earnings per share — discontinued operations
Basic	—	$0.92	—	$0.98

Diluted	—	$0.74	—	$0.79

Earnings per share
Basic	$0.63	$1.34	$1.86	$2.14

Diluted	$0.55	$1.12	$1.62	$1.84

Dividends declared per share	$0.12	$0.12	$0.36	$0.36

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	September 30,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$349,525,000	$320,804,000
Accounts receivable, net	58,806,000	50,869,000
Inventories, net	55,310,000	51,783,000
Other current assets	12,492,000	14,671,000

Total current assets	476,133,000	438,127,000

Plant and equipment, net	86,939,000	79,603,000

Goodwill, net	118,608,000	117,168,000
Other intangible assets, net	22,008,000	24,288,000
Other assets	7,055,000	11,401,000

Total assets	$710,743,000	$670,587,000

Liabilities and Shareholders’ Equity:

Accounts payable	$16,377,000	$18,192,000
Accrued expenses	26,196,000	26,552,000

Total current liabilities	42,573,000	44,744,000

Long-term debt	200,000,000	200,000,000
Long-term liabilities	63,042,000	66,167,000

Total long-term liabilities	263,042,000	266,167,000

Shareholders’ equity	405,128,000	359,676,000

Total liabilities and shareholders’ equity	$710,743,000	$670,587,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$17,558,000	$37,184,000	$51,851,000	$59,481,000
Adjustments to reconcile net income to net cash from operating activities:
Income from discontinued operations, net of tax	—	(25,539,000)	—	(27,359,000)
Depreciation	2,682,000	2,583,000	8,375,000	7,990,000
Amortization of intangible assets	770,000	782,000	2,308,000	2,304,000
Amortization of stock awards	765,000	685,000	2,358,000	2,001,000
Stock option compensation expense	30,000	—	246,000	—
Excess tax benefit from stock-based compensation	(38,000)	—	(585,000)	—
Deferred financing fees	387,000	387,000	1,161,000	1,173,000
Net change in receivables, inventories and trade payables	(2,775,000)	(2,285,000)	(12,449,000)	(13,412,000)
Net change in other assets and liabilities	(1,926,000)	(827,000)	2,086,000	(1,058,000)

Net cash from operating activities	17,453,000	12,970,000	55,351,000	31,120,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(7,845,000)	(1,628,000)	(15,425,000)	(6,843,000)
Acquisitions of businesses, net of cash acquired	—	—	—	(42,668,000)
Proceeds from the sale of discontinued operations	—	72,400,000	—	72,400,000

Net cash from (used in) investing activities	(7,845,000)	70,772,000	(15,425,000)	22,889,000

Cash flows from financing activities:
Cash dividends paid	(3,386,000)	(3,379,000)	(10,148,000)	(10,149,000)
Payments on debt	(17,000)	(16,000)	(49,000)	(46,000)
Excess tax benefit from stock-based compensation	38,000	—	585,000	—
Proceeds from exercise of stock options	—	506,000	1,003,000	1,000,000
Purchase of treasury stock	—	—	(3,404,000)	(6,102,000)

Net cash used in financing activities	(3,365,000)	(2,889,000)	(12,013,000)	(15,297,000)

Effect of exchange rate changes on cash and cash equivalents	(56,000)	(16,000)	808,000	544,000
Cash from discontinued operations	—	639,000	—	3,829,000

Net increase in cash and cash equivalents	6,187,000	81,476,000	28,721,000	43,085,000

Cash and cash equivalents — Beginning of period	343,338,000	240,195,000	320,804,000	278,586,000

Cash and cash equivalents — End of period	$349,525,000	$321,671,000	$349,525,000	$321,671,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
Net sales

Friction and Motion Control Products
External customers	$57,456	$48,284	$175,133	$143,641
Intersegment — continuing operations	83	24	146	86
Intersegment — discontinued operations	—	4	—	302

	57,539	48,312	175,279	144,029

Velocity Control Products
External customers	14,623	13,655	43,419	42,827
Intersegment — continuing operations	—	—	—	(1)

	14,623	13,655	43,419	42,826

Sealing Products
External customers	10,339	9,402	31,982	28,563
Intersegment — continuing operations	(30)	(8)	(71)	(55)

	10,309	9,394	31,911	28,508

Other
External customers	17,258	14,525	53,311	49,572
Intersegment — continuing operations	(53)	(16)	(75)	(30)

	17,205	14,509	53,236	49,542

Total consolidated net sales	$99,676	$85,870	$303,845	$264,905

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
Operating income
Friction and Motion Control Products	$16,882	$11,598	$50,586	$34,882
Velocity Control Products	3,477	3,197	10,460	10,372
Sealing Products	1,653	909	4,388	3,824
Other	799	367	4,257	3,302

Total segment operating income	22,811	16,071	69,691	52,380
State income tax provision included in segment operating income	745	466	2,256	1,250
Items not allocated to segment operating income	1,314	880	2,718	(2,987)
Interest income	4,363	2,442	11,686	5,702
Interest expense	(2,390)	(2,389)	(7,189)	(7,203)

Income from continuing operations before income taxes	$26,843	$17,470	$79,162	$49,142

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)
Free cash flow (non-GAAP) from continuing operations

	Third Quarter Ended		First Three Quarters Ended		LTM
	September 30,	October 1,	September 30,	October 1,	September 30,
	2006	2005	2006	2005	2006
Net cash from operating activities (GAAP)	$17,453	$12,970	$55,351	$31,120	$65,455
Capital expenditures	(7,845)	(1,628)	(15,425)	(6,843)	(21,142)

Free cash flow (non-GAAP)	$9,608	$11,342	$39,926	$24,277	$44,313

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.
Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP) from continuing operations

	Third Quarter Ended		First Three Quarters Ended		LTM
	September 30,	October 1,	September 30,	October 1,	September 30,
	2006	2005	2006	2005	2006
Income from continuing operations (GAAP)	$17,558	$11,645	$51,851	$32,122	$66,259
Net interest (income)/expense	(1,973)	(53)	(4,497)	1,501	(5,166)
Income tax expense	9,285	5,825	27,311	17,020	33,105
Depreciation and amortization	4,217	4,050	13,041	12,295	17,259

Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP)	$29,087	$21,467	$87,706	$62,938	$111,457

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

Kaydon Corporation
RESTATED QUARTERLY DATA FOR CONTINUING OPERATIONS
(in thousands except per share figures)

				Earnings
	Net	Operating	Net	Per Share
Quarter	Sales	Income	Earnings	Basic	Diluted
2005
First	$84,562	$15,122	$9,204	$0.33	$0.31
Second	94,473	18,104	11,273	0.41	0.37
Third	85,870	17,417	11,645	0.42	0.38
Fourth	89,653	19,533	14,408	0.52	0.46

Total 2005	$354,558	$70,176	$46,530	$1.67	$1.52

Kaydon Corporation
RESTATED QUARTERLY DATA FOR DISCONTINUED OPERATIONS
OF THE POWER AND DATA TRANSMISSION PRODUCTS GROUP
(in thousands except per share figures)

					Earnings
	Net	Operating	Net		Per Share
Quarter	Sales	Income	Earnings		Basic		Diluted
2005
First	$9,920	$1,015	$675		$0.02		$0.02
Second	9,936	1,722	1,145		0.04		0.03
Third (1)	2,241	237	25,539	(2)	0.92	(2)	0.74	(2)
Fourth	—	—	—		—		—

Total 2005	$22,097	$2,974	$27,359	(2)	$0.98	(2)	$0.79	(2)

(1)	Through date of diposition, July 26, 2005.

(2)	Includes the gain on sale of $25.4 million after tax, or $0.91 basic earnings per share and $0.73 diluted earnings per share.